Exhibit 10.19

AGREEMENT

     This AGREEMENT is made this __ day of May, 2001, by and between Group 1 Software, Inc., a Delaware corporation (the “Company”) and Mr. Ronald F. Friedman (“Mr. Friedman”), superseding all prior employment agreements between the parties hereto.

     WHEREAS, Mr. Friedman has served as an executive officer and a member of the Board of Directors of the Company for a number of years; and

     WHEREAS, Mr. Friedman wishes to resign from his employment with and service as a Director of the Company so as to enter into retirement; and

     WHEREAS, Mr. Friedman and the Company wish to set out the terms and conditions of Mr. Friedman’s remaining employment and his retirement so as to, inter alia, facilitate the transition.

     NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Mr. Friedman hereby agree as follows:

     1.   TERM OF EMPLOYMENT. Mr. Friedman shall remain an employee of the Company through March 31, 2002 plus accrued but unused vacation (the “Employment Period”). At the conclusion of the Employment Period, Mr. Friedman shall retire from the employ of the Company.

     2.   PLACE OF EMPLOYMENT; OFFICE SUPPORT.

     A.   Mr. Friedman shall serve as a telecommuter from his primary residence in Boca Raton, Florida.

     B.   Mr. Friedman may continue to use the Company computer equipment currently used by him; maintain the e-mail, voice mail and Internet services accounts currently provided by the Company and shall have Group 1 administrative support and office space available to him at the Lanham headquarters, as those services may be changed system-wide.

     3.    EMPLOYMENT AND DUTIES.

     A.   Mr. Friedman’s duties shall be assigned by the Chief Executive Officer of the Company or his express designee and may include orienting the new Vice President of Sales for ESD, conduct sales training classes, assisting in merger and acquisitions analyses and negotiations and other appropriate assignments.

     B.   Mr. Friedman will serve Company faithfully and will use his best efforts in devoting his professional attention to the performance of his duties.

     4.   COMPLIANCE WITH COMPANY POLICIES. Mr. Friedman agrees that in all aspects of his employment, he will comply with the policies, standards and regulations that may be established by Company from time to time.

     5.   COMPENSATION.

     A.   As compensation for all the services to be rendered by Mr. Friedman to Company, Company will pay Mr. Friedman a salary of $165,000 annualized, payable in equal bi-weekly installments.

     B.   As compensation for complying with all Mr. Friedman’s obligations under Section 9 of this Agreement, Company will pay Mr. Friedman an additional $35,000 annualized, payable in equal bi-weekly installments.

     6.   EXPENSES. Mr. Friedman is authorized to incur such expenses as are ordinary and necessary for the reasonable and proper conduct of Company’s business, and Company will reimburse him for such expenses upon submission (and approval by Company’s Chief Executive Officer) of a detailed accounting thereof, with appropriate substantiation.

     7.   EMPLOYEE BENEFITS.

     A.   Mr. Friedman will be entitled to participate in such employee benefit programs that are offered generally to other employees who serve Company. Any payments to Mr. Friedman under any Company disability or salary continuation programs (including any Company-paid disability or salary continuation insurance policies) shall be in complete satisfaction of Company’s obligations to Mr. Friedman pursuant to Section 5, above.

     B.   Company will pay Mr. Friedman an automobile allowance of $975 per month.

     C.   The Incentive Stock Options and Non-Qualified Stock Options issued by the Company to Mr. Friedman are listed on Exhibit 1, hereto. The options are subject to the governing plans for the respective options. Among the provisions in such plans, as amended, is a provision that upon retirement of a plan participant, the issued and outstanding options on the date of retirement that have not vested, vest in full for the remainder of the term during which they may be exercised.

     8.   BONUS. In addition to any other compensation to which Mr. Friedman may be entitled under this Agreement, for the period from April 1, 2001 through March 31, 2002, Company will pay Mr. Friedman a bonus in accordance with the Compensation Program for that period that is attached hereto as Exhibit 2.

     A.   Upon Mr. Friedman’s death, his total and permanent disability prior to the end of the Employment Period or if Mr. Friedman voluntarily terminates his employment prior to the end of the Employment Period other than under circumstances described in Section 8(C), below, Mr. Friedman shall receive all unpaid salary, auto allowance, eligible but not yet reimbursed expenses hereunder and all unpaid FY 2001 and FY 2002 bonus paid as scheduled.

     B.   INTENTIONALLY DELETED.

     C.   If Mr. Friedman is terminated for cause or resigns under circumstances which would justify termination for cause, all unpaid bonus installments shall be forfeited and shall no longer be payable. For purposes of this Agreement, Company may determine that Mr. Friedman has been terminated or has resigned for cause if Mr. Friedman, in relation to his employment (i) knowingly engages in any conduct which violates or reasonably appears to violate any criminal law of the United States or any state (whether or not such conduct is or becomes the subject of criminal prosecution), or (ii) refuses to perform any reasonable and proper duty or assignment after being requested to do so, or (iii) engages in any conduct contrary to any established and declared lawful policy of Company, or (iv) otherwise deliberately acts or conducts himself in a manner which injures or is likely to injure the competitive position of Company. Such determination shall be made in accordance with procedures established by Company, whose decision shall be final.

     D.   INTENTIONALLY DELETED.

     E.   If Mr. Friedman at any time after the termination or expiration of this Agreement, (i) engages or participates in the operation or management of a business or as consultant to a business which at such time is in competition with either Company or a company in which Company’s ownership is at least five percent (5%), or (ii) discloses to any person other than an employee of the Company any information (other than publicly available information) relative to the business of Company or any company that is in part owned by Company, or (iii) otherwise deliberately acts, or conducts himself, in a manner which injures or is likely to injure the competitive position of Company, then Company may determine that all such unpaid bonus shall be forfeited. Such determination shall be made in accordance with procedures established by Company, whose decision shall be final.

     9.   DEVELOPMENTS, CONFIDENTIAL INFORMATION AND RELATED MATTERS.

     A.   “Confidential Information” shall mean all information of Company not generally known in the computer software industry, whether or not discovered or developed by Mr. Friedman, that is known by Mr. Friedman as a consequence of his employment by Company at any time as an employee, agent or otherwise, including information entrusted to Company by others. Without limiting the generality of the foregoing, “Confidential Information” shall include: (i) customer lists and details of agreements with customers; (ii) acquisition, expansion, marketing, financial and other business information and plans of Company and its customers; (iii) research and development information; (iv) computer programs; (v) information as to sources of supply; (vi) identity of special sources of supply, specialized consultants and contractors and Confidential Information developed by them for Company; (vii) purchasing, operating and other cost data; (viii) special customer needs, cost and pricing data; and (ix) employee compensation and effectiveness information.

     B.   “Developments” shall mean those discoveries, developments, concepts and ideas, whether or not patentable, relating to the present, future and prospective activities and the Products and Services (as hereinafter defined) of Company and its customers, which activities and Products and Services are known to Mr. Friedman by virtue of his employment by Company. “Developments” shall also include all computer programs (completed or in progress) whether they or any of them relate to the present, future, or prospective activities or the Products or Services of Company and its customers.

     C.   “Products and Services” shall mean all products or services sold, rendered or otherwise made available to customers by Company or otherwise the subject of the business of Company, or products and services in any stage of development by Company although not yet commercialized.

     D.   All Developments which are at any time (whether during Mr. Friedman’s normal working hours or during evenings, weekends, holidays or vacations) made by Mr. Friedman, acting alone or in conjunction with others, during the Term of Employment period or during the year after the termination of Mr. Friedman’s employment with Company, will be the property of Company, free of any reserved or other rights of any kind on Mr. Friedman’s part. During Mr. Friedman’s employment and thereafter, Mr. Friedman will promptly make full disclosure of any such Developments to Company and, at Company’s cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by Company to be necessary or desirable at any time in order to effect the full assignment to Company of Mr. Friedman’s right and title to such Developments. However, Group 1 acknowledges and agrees that Mr. Friedman owns the materials described in Exhibit 4 notwithstanding the refinements to the materials that were made during Mr. Friedman’s employment with the Company.

     E.   Mr. Friedman acknowledges that the Confidential Information is valuable and proprietary to Company (or to third parties which have entrusted Confidential Information to Company) and, except as required by Mr. Friedman’s duties hereunder, Mr. Friedman will not, during the Employment Period and for a period of one year following termination of Mr. Friedman’s employment with Company, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Developments without the prior written consent of the Board of Directors of Company. Confidential Information shall not include any information which (i) is publicly available other than through the fault or negligence of Mr. Friedman or (ii) has been released by Company without restriction. Nothing in this Section 9(E) shall prevent disclosure of any information that has been completely disclosed in a published patent.

     F.   Upon termination of Mr. Friedman’s employment with Company, Mr. Friedman shall forthwith deliver to Company all plans, designs, drawings, specifications, listings, manuals, records, notebooks and similar repositories of or containing Confidential Information and Developments, including all copies then in Mr. Friedman’s possession or control, whether prepared by Mr. Friedman or others. Upon such termination, Mr. Friedman shall retain no copies of any such documents.

     G.   Mr. Friedman acknowledges that, in fulfilling his duties under this Agreement, he will become privy to confidential technical, sales and marketing information of Company and will become identified in the minds of customers with Company’s goodwill and business reputation. Accordingly, to avoid any possible misuse of that information or misappropriation of that goodwill, Mr. Friedman agrees that during the period of Employment and until 24 months thereafter, without Company’s prior written approval, he will not (as principal, agent, employee, consultant or otherwise) directly or indirectly engage in activities with, nor render services to, any firm or business identified on Exhibit 3, hereto, as such Exhibit may be updated by Group 1 from time-to-time upon written notice to Mr. Friedman. Notwithstanding the above, Company may, in its sole discretion, give Mr. Friedman written approval to engage in activities or render services otherwise prohibited by this Section 9G if it secures written assurance, satisfactory to Company in its sole discretion, from Mr. Friedman and from the prospective employer that the integrity of the Confidential Information and Developments will not in any way be jeopardized by such employment.

     H.   During the Employment Period and until 24 months thereafter, Mr. Friedman will not, directly or indirectly (i) induce or attempt to influence any employees or agents or consultants of or to Company to do anything from which Mr. Friedman is restricted by reason of Sections 9(E) through 9(G); (ii) offer or aid others to offer employment to any Company employees, agents or consultants; (iii) solicit or request any customers of Company or of any parent, subsidiary, or affiliate of Company to transfer their business from Company or any such parent, subsidiary, or affiliate to any other person, corporation, or other organization; or (iv) disclose to any person, corporation, or other organization, or use for his own benefit or for the benefit of others, the identity, nature, or requirements of any person, corporation, or other organization which shall have been a customer of Company or of any parent, subsidiary, or affiliate of Company during the year preceding termination of Mr. Friedman’s employment by Company or which, to Mr. Friedman’s knowledge, shall have been solicited by or on behalf of Company during such time for the purpose of developing such person, firm, or corporation as a customer of Company or of any parent, subsidiary, or affiliate of Company.

     I.   These restrictive covenants on the part of Mr. Friedman shall be construed as an agreement independent of any other provision in this Employment Agreement, and the existence of any claim or cause of action of Mr. Friedman against Company, whether predicated on this Employment Agreement or otherwise, shall not constitute a defense to the enforcement by Company of said restrictive covenants.

     J.   If any court of competent jurisdiction shall hold that the restrictions contained in this Section 9 are unreasonable as to time or geographical area, said restrictions shall be automatically reduced to the extent necessary, in the opinion of such court, to make them reasonable. Any remedies afforded to Company with respect to Mr. Friedman’s breach of the non-compete covenants contained in this Section 9 are intended to be in addition to and not in lieu any remedies afforded to Company under Section 8, above, with regard to any breach of any covenant not to compete.

     K.   The rights reserved to Company under this Section 9 are necessarily of a special, unique and extraordinary nature which gives them a significant value, the loss of which cannot reasonably or adequately be compensated for by money damages in an action at law, and the breach by Mr. Friedman of any of the provisions of this Section 9 will cause Company to suffer irreparable injury and damage. Therefore, as a matter of right and without further notice to Mr. Friedman, Company shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction to prevent the violation by Mr. Friedman of any of the provisions of this Section 9. Mr. Friedman acknowledges and warrants that he will be fully able to earn an adequate livelihood for himself and his dependents if this Section 9 should be specifically enforced against him. Neither this provision nor the exercise by Company of any of its rights hereunder will constitute a waiver by Company of any other rights which it may have to damages or to any other remedy.

     L.   Sections 9(D) through 9(K) shall survive the termination of this Agreement.

     10.   INTENTIONALLY DELETED.

     11.   INTENTIONALLY DELETED.

     12.   FURTHER ASSURANCES. Each party agrees at any time, and from time to time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances that may be necessary and/or proper to carry out the provisions and/or intent of this Agreement.

     13.   TERMINATION.

     A.   Company may terminate this Agreement for cause by giving Mr. Friedman thirty (30) days written notice of termination upon the occurrence of any of the following events: (i) if Mr. Friedman fails to fully perform his duties as contemplated by this Agreement except because of illness, disability or authorized vacation; or (ii) if Mr. Friedman violates any of the terms of this Agreement, or Company has grounds for cause as set out in Section 8(C), above, or is found addicted to drugs or is a chronic alcoholic.

     B.   Company may terminate this Agreement by giving Mr. Friedman five days written notice of termination upon the occurrence of any of the following events. No such termination shall reduce Company’s obligation to pay Mr. Friedman’s salary up to the date of termination or earned bonus to which he would be otherwise entitled in accordance with Sections 5 and 8 of this Agreement.

     (i)   if Company: (w) files a petition in bankruptcy court or is adjudicated a bankrupt; or (x) institutes or allows to be instituted any procedure in bankruptcy court for reorganization or rearrangement of its financial affairs; or (y) has a receiver of its assets or property appointed because of insolvency; or (z) makes a general assignment for the benefit of creditors.

     (ii)   if Mr. Friedman becomes ill, disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 120 days in any consecutive 12 month period.

     C.   This Agreement shall automatically terminate: (i) upon Mr. Friedman’s death or (ii) at the end of the Period of Employment.

     14.   RESTRICTION OF ALIENATION. The payments which shall become due and payable to Mr. Friedman pursuant to this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void. Such payments shall not in any manner be subject to seizure for the payments of any debts or judgments of Mr. Friedman.

     15.   ASSIGNMENT.

     A.   This Agreement and all rights and obligations hereunder are personal to Mr. Friedman and may not be assigned by him.

     B.   This Agreement may be assigned by Company to any entity which is, at the time of such assignment, a parent, subsidiary, partner, or affiliate of Company. In the event of any such assignment, all rights and obligations of Company under this Agreement shall be binding upon the assignee.

     16.   NOTICES.

     A.   Any notices or other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by certified or registered mail, postage prepaid with return receipt requested

(i)	if to Company, directed to

Chief Executive Officer Group 1 Software, Inc. 4200 Parliament Place Lanham, MD 20706-1844

(ii)	if to Mr. Friedman, directed to

Ronald F. Friedman 6630 Patio Lane Boca Raton, Florida 33433

     B.   Either party may change the address to which such notices and communications shall be sent by written notice to the other party.

     C.   Notices delivered personally shall be deemed to have been given as of actual receipt; mailed notices shall be deemed to have been given as of two days after mailing.

     17.   SECTION HEADINGS. The headings of the Paragraphs in this Agreement are inserted as a matter of convenience to the parties and shall not affect the construction of this Agreement.

     18.   ARBITRATION. Any claim, controversy, or dispute concerning questions of fact or law arising out of or relating to this Agreement, its performance, or alleged breach shall be submitted to binding arbitration by a single arbitrator in the Washington, D.C. Metropolitan Area in accordance with the then-existing rules of the American Arbitration Association. The arbitrator may award any relief that shall seem just and proper in the circumstances, including the relief of specific performance. In the disposition of any dispute hereunder the arbitrator shall be guided by the laws of the State of Maryland. The decision of the arbitrator shall be final and conclusive upon the parties, and judgment upon an award rendered by the arbitrator may be entered in any court of competent jurisdiction. The costs and expenses of such arbitration shall be paid in accordance with the determination of the arbitrator. Until the decision of the arbitrator has been rendered, no action taken by either party hereto shall be binding upon the other if such action is the subject of an arbitration hereunder. Nothing contained herein shall in any way deprive Company of its right to obtain injunctive or other equitable relief.

     19.   COMPLETE AGREEMENT. This Agreement supersedes all other agreements (including the Employment Agreement between Mr. Friedman and the Company dated October 31, 1990, as amended by Amendments First through Seventh, of various dates), whether either oral or written, between the parties hereto with respect to the employment of Mr. Friedman by Company and, together with the compensation plan and standard personnel policies and procedures applicable to Mr. Friedman, contain all of the covenants and agreement between the parties with respect to such employment. No modification of this Agreement shall be binding on either party unless in writing and signed by both parties hereto.

     20.   WAIVER OF BREACH. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect that party’s right thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of any provision or as a waiver of the provision itself.

     21.   SEVERABILITY. If any provision herein shall, by competent legal authority (that is, by judicial or quasi-judicial proceedings) be determined invalid, unenforceable, or contrary to law, then that provision alone shall be deemed deleted herefrom and the remainder hereof shall survive.

     22.   GOVERNING LAW. This Agreement shall be governed by and construed in accordance laws of the State of Maryland, conflicts of laws principles notwithstanding.

     23.   COUNTERPARTS. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, and together shall constitute one (1) fully executed Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Group 1 Software, Inc. By: —————————————— Title: —————————————— —————————————— Ronald F. Friedman